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Zhone Technologies, Inc.

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Press Release

FOR IMMEDIATE RELEASE

TELLIUM AND ZHONE ANNOUNCE DEFINITIVE MERGER AGREEMENT

COMBINED ENTITY TO PROVIDE FULL RANGE OF ACCESS, METRO AND CORE

OPTICAL TELECOMMUNICATIONS SOLUTIONS

OAKLAND, CA, and OCEANPORT, NJ, (July 28, 2003)—Tellium, Inc. (Nasdaq:TELM), a leader in optical networking technology, and Zhone Technologies, Inc., a privately-held company dedicated to developing the full spectrum of next-generation access infrastructure solutions, today announced that the two companies have signed a definitive merger agreement.

Under the terms of the agreement, the security holders of Zhone would receive 60% of the combined company’s outstanding fully-converted shares at closing and the security holders of Tellium would continue to hold the remaining 40% of the combined company’s outstanding fully-converted shares as of closing. Based on Tellium’s current number of fully-converted shares outstanding, Zhone would receive approximately 197 million newly issued shares, options and warrants to purchase shares of Tellium common stock as of closing. The exact number of Tellium shares to be issued will depend on Tellium’s fully-converted shares outstanding immediately prior to closing. The proposed stock-for-stock transaction is intended to qualify as tax-free to the stockholders of Tellium and Zhone.

Mr. Mory Ejabat, current chairman and chief executive officer of Zhone, and formerly chief executive officer of Ascend Communications, will become chairman and chief executive officer of the combined company, which will operate under the name Zhone Technologies. The combined company will be traded on the NASDAQ under the symbol ZHNE.

“This merger positions the combined company as a leading provider of access, metro and core optical solutions to the global telecommunications industry,” said Mr. Ejabat. “Combining the two businesses enables us to provide a comprehensive solution for local, metro and long distance service providers as we see their needs converging. The merger will allow the combined company to realize substantial cost savings from reductions of operating expenses.”

“Combining Tellium’s optical product line, including products currently under development, with Zhone’s comprehensive access product portfolio will create a powerful competitor,” said Harry Carr, chairman and chief executive officer of Tellium. “We believe that the new company will have the infrastructure and assets to be a leader in the telecommunications industry, with solid revenue performance, a broad customer base and a strong balance sheet. Mory Ejabat is a respected, talented leader in the industry with a proven track record and is the right person to lead the new company.”

The combined company will benefit from its combined cash position of over $150 million as of June 30, 2003. The combined company will have a customer base that includes some of the world’s largest carriers representing more than 250 existing carrier customers on six continents. The combined company will deliver a broad array of products for access, metro and core network applications, with employees operating in 14 countries around the globe.The combined company will also bring the current customers of Tellium and Zhone advanced new access and transport offerings which provide a bridge between existing copper-based loops and fiber optics.

The transaction is subject to the approval of each company’s security holders, regulatory review as well as other customary closing conditions. The transaction is expected to close in the Fall of 2003. Following receipt of all required regulatory approvals, Tellium and Zhone will each convene special meetings of their respective security holders to vote on the merger. Time, location and other details regarding these meetings will be communicated to security holders at a later date.

Tellium retained Morgan Stanley as its financial advisor. Zhone enlisted the assistance of Credit Suisse First Boston and Lehman Brothers to facilitate the transaction.

Tellium and Zhone will host a conference call for investors to discuss this announcement on Monday, July 28, 2003 at 5:00 P.M. (Eastern Time). To obtain dial-in information for this call, please contact Patricia Maggio by phone at (732) 923-4227 or by e-mail at PMaggio@tellium.com to make a reservation. A live audio webcast of this discussion will also be available via Tellium’s home page at www.Tellium.com. In light of these recent developments, Tellium’s conference call previously scheduled for 5 P.M. on Tuesday, July 29 has been cancelled and substituted with this Monday, July 28 event.

Please also refer to the Press Releases “ZHONE ANNOUNCES SECOND QUARTER FINANCIAL RESULTS” and “TELLIUM ANNOUNCES SECOND QUARTER FINANCIAL RESULTS” issued on July 28, 2003.

About Tellium

Tellium delivers high-speed, high-capacity, intelligent optical solutions that empower service providers around the world to create, run, control, simplify and optimize their networks. First in the world to provide in-service, intelligent optical switches, Tellium’s Aurora Optical Switch™ family and the StarNet Software Suite™ together offer service providers a simple and cost-effective migration path to next-generation public networks.

Tellium®…smarter, faster optical networks.™

About Zhone Technologies, Inc. (Zhone)

Zhone’s strategy combines existing solutions with Zhone’s internally developed intellectual property to create a portfolio of scalable next-generation network products supporting a rich array of voice, data, video, and entertainment services. The company was founded by the senior management team that grew telecommunications pioneer Ascend Communications, Inc., from its startup roots to the multi-billion-dollar company acquired by Lucent Technologies (NYSE: LU) in June 1999. Zhone’s advanced networking solutions include the Single Line Multi-Service architecture (SLMS™), FlexBand™ Multi-service port, Zhone Management System (ZMS™), Broadband Access Node (BAN™), Multi-Access Line Concentrator (MALC™), AccessNode™ and Universal Edge™ 9000 products (purchased from Nortel Networks—NYSE/TSE: NT), Sechtor™ universal voice gateway, the Z-Edge™ access products, RAPTOR™ DSLAM and Multi-Access Line Concentrator (MALC™).

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Additional Information Regarding the Merger

Tellium and Zhone plan to file a Joint Proxy Statement/Prospectus with the Securities and Exchange Commission (SEC) in connection with the merger. In addition, Tellium and Zhone will file other information and documents concerning the merger and their respective businesses with the SEC. WE URGE INVESTORS TO REVIEW THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER INFORMATION TO BE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any offer of securities will only be made pursuant to the Joint Proxy Statement/Prospectus. These documents will be available without charge on the SEC’s web site at www.sec.gov and may be obtained without charge from the SEC at telephone number 800-SEC-0330. . A free copy of the final Joint Proxy Statement/Prospectus may also be obtained from Tellium and Zhone. INVESTORS SHOULD READ THE JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY BEFORE MAKING ANY VOTING OR

INVESTMENT DECISIONS.

The officers and directors of Tellium and Zhone may have interests in the merger, some of which may differ from, or may be in addition to, those of the stockholders of Tellium and Zhone generally. A description of the interests that the officers and directors of the companies have in the merger will be available in the Joint Proxy Statement/Prospectus.

In addition, Tellium and Zhone, their respective officers, directors and certain other members of their management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Tellium and Zhone in favor of the merger. Information about the officers and directors of Tellium and their ownership of Tellium securities is set forth in the proxy statement for Tellium’s 2003 Annual Meeting of Stockholders filed with the SEC on April 30, 2003. Information about the officers and directors of Zhone and their ownership of Zhone securities is set forth in Zhone’s Registration Statement on Form 10 filed with the SEC on April 30, 2003, as amended. Investors may obtain more detailed information concerning the participants by reading the Joint Proxy Statement/Prospectus when it is filed with the SEC.

Forward-Looking Statements

This press release contains forward-looking statements, including forward-looking statements regarding the amount and timing of synergies that may be achieved in connection with the merger, the strength of the combined company’s balance sheet following the merger, the degree to which the combined company will alter the competitive landscape in its industry, prevailing market conditions and the combined company’s ability to successfully fulfill its customers’ needs. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include the possibility that the merger may not close, the failure of the combined company to retain key employees, the failure of the combined company to manage the cost of integrating the businesses and assets of Tellium and Zhone, general economic conditions, the pace of spending and timing of economic recovery in the telecommunications industry and in particular the optical networks industry, the combined company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, and higher than anticipated expenses the combined company may incur in future quarters. In addition, please refer to the risk factors contained in Tellium’s SEC filings, including, without limitation, Tellium’s most recent Quarterly Report on Form 10-Q filed with the SEC on May 13, 2003, and in Zhone’s SEC filings, including, without limitation, Zhone’s Registration Statement on Form 10 filed with the SEC on April 30, 2003, as amended.

For more information, please visit www.tellium.com or www.zhone.com or contact:

Tellium, Inc.	Zhone Technologies, Inc.

Investors	Investors
Jenniffer Collins	Christen Chesel
Tel: 866-696-TELM (8356) or	Tel: +1 510-777-7013
+1 703-797-0229 (outside the United States)	Fax: +1 510-777-7001
Fax: +1 732-923-9805	Email: investor-relations@zhone.com
Email: investor@tellium.com

Media	Media
Mike Deshaies	David Markowitz
Tel: +1 732-923-4160	Tel : +1 510-777-7020
Fax: +1 732-483-3280	Fax : +1 510-777-7001
Email: mdeshaies@tellium.com	Email: dmarkowitz@zhone.com

Tellium is a trademark of Tellium, Inc. Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders. Copyright 2003 Zhone Technologies, Inc., and Tellium Inc. All rights reserved.